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                                                                    Exhibit 23.3


                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
AirGate PCS, Inc.:

We consent to the incorporation by reference in this Registration Statement of AirGate PCS, Inc. on Form S-8 of our report dated November 5, 2001 on the consolidated financial statements of iPCS, Inc. and Subsidiaries and Predecessor as of September 30, 2001 and December 31, 2000 and for the nine months ended September 30, 2001, for the year ended December 31, 2000 and for the period from January 22, 1999 (date of inception) through December 31, 1999, appearing in the Current Report on Form 8-K of AirGate PCS, Inc. filed on November 30, 2001.

/s/ DELOITTE & TOUCHE LLP


Davenport, Iowa
March 26, 2002